Exhibit 3(i)

THIS DOCUMENT CONSTITUTES AN INTEGRATED COPY OF THE REGISTRANT’S CERTIFICATE OF INCORPORATION AS AMENDED THROUGH THE DATE OF THIS FILING.  THE DOCUMENTS SO INTEGRATED ARE ON FILE WITH THE DELAWARE SECRETARY OF STATE.

RESTATED CERTIFICATE OF INCORPORATION

OF

THE IMMUNE RESPONSE CORPORATION

ARTICLE I.

The name of the corporation is The Immune Response Corporation.

ARTICLE II.

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A.                                   The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred Eighty Million (180,000,000) of which One Hundred Seventy Million (170,000,000) shares of the par value of One-Fourth of One Cent ($.0025) each shall be Common Stock (the “Common Stock”) and Ten Million (10,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”).

The Preferred Stock may be issued in any number of series, as determined by the Board of Directors of this corporation (the “Board of Directors”).  Except as otherwise provided in this Restated Certificate of Incorporation, the Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.  The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

B.                                     The designation and amount of the initial series of Preferred Stock and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.                                       Designation and Amount.  The shares of such series shall be designated as “Series E Participating Preferred Stock,” $0.001 par value per share, and the number of shares constituting such series shall be 20,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation.

2.                                       Dividends and Distributions.

(A)                              Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series E Participating Preferred Stock with respect to dividends, the holders of shares of Series E Participating Preferred Stock in preference to the holders of shares of Common Stock, par value $.0025 per share, of the corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series E Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100, or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series E Participating Preferred Stock.  In the event the corporation shall at any time after the close of business on February 26, 1992 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the amount to which holders of shares of Series E Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                                The corporation shall declare a dividend or distribution on the Series E Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $100 per share on the Series E Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)                                Dividends shall begin to accrue and be cumulative on outstanding shares of Series E Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series E Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series E Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series E Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series E Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3.                                       Voting Rights.  The holders of shares of Series E Participating Preferred Stock shall have the following voting rights:

(A)                              Subject to the provision for adjustment hereinafter set forth, each share of Series E Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the corporation.  In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the number of votes per share to which holders of shares of Series E Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

(B)                                Except as otherwise provided herein or by law, the holders of shares of Series E Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

(C)                                (i)                                     If at any time dividends on any Series E Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series E Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, all holders of Preferred Stock (including holders of the Series E Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two Directors.

(ii)                                  During any default period, such voting right of the holders of Series E Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy.  The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right.  At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors.  If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number.  After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series E Participating Preferred Stock.

(iii)                               Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock in accordance with Article X.  Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii)

shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the corporation.  Such meeting shall be called for a time not earlier than ten days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding.  Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)                              In any default period, the holders of Common Stock, and other classes of stock of the corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant.  References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)                                 Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in, or pursuant to, the Certificate of Incorporation or By-Laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-Laws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors, even though less than a quorum.

(D)                               Except as set forth herein, holders of Series E Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.                                       Certain Restrictions.

(A)                              Whenever quarterly dividends or other dividends or distributions payable on the Series E Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of

Series E Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Participating Preferred Stock;

(ii)                                  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Participating Preferred Stock except dividends paid ratably on the Series E Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Participating Preferred Stock provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series E Participating Preferred Stock; or

(iv)                              purchase or otherwise acquire for consideration any shares of Series E Participating Preferred Stock or any shares of stock ranking on a parity with the Series E Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)                                The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.                                       Reacquired Shares.  Any shares of Series E Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6.                                       Liquidation, Dissolution or Winding Up.

(A)                              Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Participating Preferred Stock unless, prior thereto, the holders of shares of Series E Participating Preferred Stock shall have received per share, the greater of 1,000 times $1.00 or 1,000 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series E Liquidation Preference”).  Following the payment of the full amount of the Series E Liquidation Preference, no additional distributions shall be made to the holders of shares of Series E Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series E Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”).  Following the payment of the full amount of the Series E Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series E Participating Preferred Stock and Common Stock, respectively, holders of Series E Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B)                                In the event there are not sufficient assets available to permit payment in full of the Series E Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series E Participating Preferred Stock then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.  In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C)                                In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.                                       Consolidation, Merger, etc.  In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series E Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series E Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

8.                                       Redemption.  The shares of Series E Participating Preferred Stock shall not be redeemable.

9.                                       Ranking.  The Series E Participating Preferred Stock shall rank junior to all other series of the corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10.                                 Amendment.  The Certificate of Incorporation and the By-Laws of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series E Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series E Participating Preferred Stock voting separately as a class.

11.                                 Fractional Shares.  Series E Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series E Participating Preferred Stock.

ARTICLE V.

Election of Directors need not be by written ballot.

ARTICLE VI.

The Board of Directors is expressly empowered to adopt, amend or repeal By-Laws of the corporation; provided, however, that any adoption, amendment or repeal of By-Laws of the corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized Directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors).  The stockholders shall also have power to adopt, amend or repeal By-Laws of the corporation, provided, however, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Restated Certificate of Incorporation the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the By-Laws of the corporation.

ARTICLE VII.

Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a Director, officer, incorporator, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the corporation to the full extent then permitted by law against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement incurred by him in connection with such action, suit or proceeding.  Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII.  Such right of indemnification shall continue as to a person who has ceased to be a Director, officer, incorporator, employee, partner, trustee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.  The indemnification provided by this Article VII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted by the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested Directors, by provision of law or otherwise.

ARTICLE VIII.

No Director of the corporation shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.

ARTICLE IX.

Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

ARTICLE X.

No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.  Special meetings of the stockholders of the corporation may be called only by the Chairman of the Board or the Chief Executive Officer of the corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE XI.

The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of Directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each Director until such Director’s successor shall be elected and shall qualify or until such Director’s earlier resignation, removal from office, death or incapacity.  Additional directorships resulting from an increase in number of Directors shall be apportioned among the classes as equally as possible.  The initial term of office of Directors of Class I shall expire at the annual meeting of stockholders in 1993; that of Class II shall expire at the annual meeting in 1994; and that of Class III shall expire at the annual meeting in 1995; and in all cases as to each Director until such Director’s successor shall be elected and shall qualify or until such Director’s earlier resignation, removal from office, death or incapacity.  At each annual meeting of stockholders the number of Directors equal to the number of Directors of the class whose term expires at the time of such meeting (or, if less, the number of Directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

ARTICLE XII.

Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend in any respect or repeal this Article XII, or Articles VI, VII, VIII, X and XI.

ARTICLE XIII.

Each four (4) shares of the Common Stock, par value $0.0025 per share, of the Corporation issued and outstanding or held in treasury as of 5:00 p.m. Eastern Standard Time on October 8, 2002 (the “Effective Time”) shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0025 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by four shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the closing price of the Common Stock as last reported on The Nasdaq SmallCap Market immediately prior to the Effective Time.